Exhibit 99.1

Summit Hotel Properties Appoints Two Independent Directors with Substantial Public Company Experience

AUSTIN, Tesas--(BUSINESS WIRE)--July 21, 2014--Summit Hotel Properties, Inc. (NYSE:INN) (the “Company”) today announced Mr. Jeffrey Jones and Mr. Kenneth Kay have been appointed to the Company’s Board of Directors, which now includes seven members, five of whom are independent, including Messrs. Jones and Kay. Mr. Jones has been appointed to the Audit and Nominating Committees; Mr. Kay has been appointed to the Audit and Compensation Committees.

“On behalf of the board of directors and the executive management team, we are thrilled to welcome Jeff and Ken to our team,” said Dan Hansen, President and Chief Executive Officer of Summit Hotel Properties. “Their extensive public company experience and capital markets expertise will enhance our board as we continue to create shareholder value.”

Jeffrey Jones most recently held the position of Chief Financial Officer of Vail Resorts, Inc. (NYSE:MTN), where he also served as a member of the Vail Resorts Board of Directors and as President of Lodging, Retail and Real Estate. Mr. Jones held overall responsibility for the finance, accounting, treasury and investor relations functions, as well as operations oversight of the lodging, retail, and real estate segments, of this publicly-traded mountain resort operator. Mr. Jones joined Vail Resorts in 2003 and retired from his positions in December 2012. Prior to Vail, Mr. Jones was CFO of multiple companies primarily in the retail sector.

Mr. Jones currently serves on the Boards of Noodles & Company, Inc. (Nasdaq:NDLS), where he chairs the Audit Committee, and Hershey Entertainment & Resorts, a privately held company where he chairs the Audit and Finance Committee. In addition, he is a member of the Advisory Board of U.S. Bank and is the Executive in Residence and a member of the Board of Directors at the Leeds School of Business, University of Colorado Boulder. Mr. Jones is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Kenneth Kay was Executive Vice President and Chief Financial Officer of Las Vegas Sands Corp. (NYSE:LVS) from December 2008 to July 2013, a leading global developer of destination properties, where he was responsible for all worldwide financial, planning, procurement, technology and risk aspects of the company.

Immediately prior to Las Vegas Sands, Mr. Kay was Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. (NYSE:CBG) (“CBRE”), a global commercial real estate services firm, from June 2002 to December 2008.

Mr. Kay began his career with PricewaterhouseCoopers, primarily focusing his efforts on large, publicly owned multinational companies. After leaving public accounting, his career included senior financial and operational roles at Ameron International, Systemed Inc., Universal Studios and, just prior to CBRE, as Chief Financial Officer of Dole Food Company, Inc. (formerly NYSE:DOLE).

Mr. Kay is currently a Managing Director of Raven LLC, an investment and advisory services firm located in Las Vegas, Nevada, a position he has held since co-founding the firm in 2012. Raven LLC provides debt and equity capital and management consulting and advisory services to small and medium sized businesses.

Mr. Kay is a member of the Board of Governors of Cedars Sinai Medical Center and The Board of Advisors of the USC Leventhal School of Accounting. Mr. Kay is a certified public accountant and a member of the American Institute of Certified Public Accountants.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of July 21, 2014, the Company’s portfolio consisted of 90 hotels with a total of 11,353 guestrooms located in 22 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow on Twitter at @SummitHotel_INN.

CONTACT:
Summit Hotel Properties, Inc.
Elisabeth Eisleben, 512-538-2306
Director of Investor Relations
eeisleben@shpreit.com